Exhibit 99.3

REVOCABLE PROXY

FOR SERIES A VOTING PREFERRED SHARES OF

EASTERN HOLDING COMPANY, LTD.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

June 12, 2006

The undersigned hereby appoints Bruce M. Eckert, Michael L. Boguski, and Kevin M. Shook, and each of them, as agents and proxies, with full power of substitution, for and in the name, place, and stead of the undersigned, to appear at the Extraordinary General Meeting of Shareholders of Eastern Holding Company, Ltd. (the “Company”) to be held on June 12, 2006 at 10:00 a.m. local time, at the Genesis Building, 5th Floor, Grand Cayman, Cayman Islands, B.W.I., and at any postponement or adjournment thereof (the “Extraordinary General Meeting”), and to vote all Series A voting preferred shares of the Company which the undersigned is entitled to vote, with all powers and authority that the undersigned would possess if personally present. The undersigned hereby directs that this proxy be voted as directed below. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Extraordinary General Meeting, or any adjournment or postponement thereof.

THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED

The Board of Directors recommends a vote FOR the proposal listed below. All shares will be voted as instructed below. In the absence of an instruction to the contrary, all shares will be voted FOR each of the proposals.

	For	Against	Abstain

Proposal to approve the Agreement and Plan of Reorganization dated as of March 17, 2005 among the Company, Educators Mutual Life Insurance Company, and Eastern Insurance Holdings, Inc. and the transactions contemplated by such Agreement.	☐	☐	☐

Please be sure to sign and date this Proxy below:

Signature: ____________________________________	Date: ____________________, 2006

Signature: ____________________________________	Date: ____________________, 2006

(IMPORTANT: Your signature(s) above must match the registration of your shares of Eastern Holding Company, Ltd. stock. Please sign as your name appears on the envelope in which this proxy was delivered to you. Where shares are held jointly, both holders should sign. When signing as agent, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.)

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF THE COMPANY

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted “FOR” the proposals listed. If any other business is presented at the Extraordinary General Meeting, including whether or not to adjourn or postpone the meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Extraordinary General Meeting.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Extraordinary General Meeting of Shareholders and of a Prospectus/Proxy Statement dated __________________, 2006.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.